[LOGO]   CONMED
      -----------
      CORPORATION


                                                                NEWS RELEASE

CONTACT:          LUKE A. POMILIO
                  CONTROLLER
                  (315) 797-8375 EXT. 2294

FOR RELEASE:      IMMEDIATELY - DECEMBER 31, 1997


              CONMED CORPORATION COMPLETES ACQUISITION OF LINVATEC
                        FROM BRISTOL-MYERS SQUIBB COMPANY

UTICA, N.Y.- CONMED CORPORATION (NASDAQ: CNMD) announced today the completion of its previously announced acquisition of Linvatec Corporation, a wholly-owned subsidiary of Bristol-Myers Squibb (NYSE: BMY), and certain assets relating to Linvatec's international business and Hall Surgical business.

Linvatec, with revenues in excess of $215 million in 1996, is a leading medical surgical device company specializing in the design, manufacture and worldwide distribution of arthroscopy products and powered instruments. It has manufacturing plants in Largo, Florida, San Dimas and Santa Barbara, California, and employs approximately 850 people. Linvatec has a broad arthroscopy product line with significant offerings in the arthroscopic resection, procedure specific, imaging and fluid management product areas. Linvatec's arthroscopy products are used primarily by orthopedic surgeons while its powered instruments are used by a broad cross-section of surgeons in the orthopaedic, oral/maxillofacial, otolaryngologic, thoracic, plastic and reconstructive, podiatric and neurosurgical fields. Additionally, CONMED and a wholly-owned subsidiary of Bristol-Myers Squibb, Zimmer, Inc., have entered into a distribution agreement relating to certain Linvatec and Hall Surgical products in the United States and various countries worldwide.

Terms of the acquisition include a cash purchase price of $370,000,000, subject to certain adjustments, which CONMED has borrowed under a secured credit agreement. In addition, Bristol-Myers Squibb received a ten year warrant to purchase one million shares of CONMED common stock at an exercise price equal to $34.23 per share. CONMED anticipates taking a one-time charge at closing in connection with the acquisition which will be accounted for using the purchase method of accounting.

CONMED is a leading provider of advanced electrosurgical systems and electrocardiogram electrodes and accessories. CONMED also manufactures and markets a line of instruments for use in minimally-invasive surgical procedures, products for intravenous therapy, and surgical suction instruments. CONMED's products are used in a variety of clinical settings, such as operating rooms, physician's offices and critical care areas of hospitals. CONMED has used strategic business acquisitions to increase its market share in certain product lines, broaden its product offerings and realize economies of scale.